Exhibit 10.73

Mr. MARIO MAURI

In person

REGISTERED LETTER TO BE DELIVERED IN PERSON

We are pleased to inform you that following our understanding, Management has the pleasure of appointing you in the position of COMMERCIAL MANAGER as of 3/1/1998.

Your qualification will be “CLIENT SERVICE OPERATIONS DIRECTOR”.

The total gross salary will be increased to 100 million annually distributed in 14 monthly installments. It is understood that the higher amount versus the level minimums will be included in an item named “reserve future increase account” and therefore may be absorbed in the future.

You will also continue to benefit from a company car in the future.

All other conditions compatible with your new functions remain the same.

Concerning the BONUS, it will be studied by Management in the following month and agreed upon with you. However, it will be paid at the unquestionable discretion of Management.

Wishing you good luck in your work, we remain sincerely.

Milan, 3/2/1998

WALSH ITALIA SRL

[signature]

Legal Representative

For agreement